Exhibit 99.1

March 23, 2004

Media may contact:

Bob Stickler, Bank of America, 704.386.8465

Bank of America announces changes in executive leadership

CHARLOTTE— Bank of America today announced today several changes in the executive leadership of the company, effective April 2, 2004.

Edward J. Brown III, who has been president of Global Corporate and Investment Banking since 2000, has decided to retire from Bank of America after 32 years. Brown, 55, joined the company in 1972 as a credit analyst, taking on increasingly significant leadership positions in many different markets and areas of the bank as his career progressed. Brown, a native of Savannah, Georgia, will remain with the company through June 30, 2004 to ensure a smooth transition in corporate and investment banking.

“Ed Brown’s leadership has been critically important for our company as we have built our corporate and investment banking business over the past 20 years,” said Kenneth D. Lewis, Bank of America chairman and chief executive officer. “Beyond his work in GCIB, Ed has played a key leadership role in our company for many years as a mentor, advisor and counselor to all who have had the pleasure of working with him. We wish him well in his future endeavors.”

Alvaro G. de Molina has been named president of Global Corporate and Investment Banking, reporting to Lewis. A native of Havana, Cuba, de Molina, 46, joined the company in 1989 and most recently served as Corporate Treasury executive responsible for all investment and funding activities, as well as pensions, insurance and economics. He also has served as chairman of the bank’s Asset/Liability committee. Prior to joining Bank of America, Mr. de Molina was the Emerging Markets CFO for J.P. Morgan. He began his career in 1979 with Price Waterhouse.

“Al’s successful track record of innovation, strategic execution and business discipline as Treasury executive has been extraordinary,” said Lewis. “Al’s ability to apply these leadership skills in GCIB, combined with his outstanding financial acumen and thorough knowledge of the corporate and investment banking industry, will enable Bank of America to continue growing that business, taking market share from our competitors and advancing our position as one of the world’s leading corporate and investment banks.”

Marc D. Oken has been named chief financial officer of the company reporting to James H. Hance Jr., who will continue as vice chairman. As CFO, Oken, 57, will have additional responsibility for the corporate treasurer’s function and will continue to lead the transition for the Bank of America/Fleet merger.

Hance, 59, will continue to have leadership responsibility for Finance, Legal, Corporate Planning and Strategy, Investment Portfolio Management and Investor Relations. In addition to the leaders currently reporting to Hance, Ian Banwell, who leads Investment Portfolio Management, will report directly to him as well.

“As CFO, Jim Hance has provided much of the strategic and financial vision that enabled us to build this company over the past 17 years,” said Lewis. “Jim’s ability to articulate our vision and results has helped our company earn the respect of Wall Street and the analyst community over the past decade. We are fortunate that our company will continue to benefit from his vision and leadership in his position as vice chairman.”

Oken joined Bank of America in 1989 from Price Waterhouse and has most recently served as principal financial executive, with responsibility for external and regulatory reporting, financial information systems, taxation, strategic financial planning and supply chain management. From 1981 to 1983, Oken was a fellow with the Securities and Exchange Commission, serving as principal advisor to the SEC’s chief accountant on financial services industry accounting and disclosure matters.

“Marc brings strong leadership skills and broad, deep financial experience to his new role,” said Hance. “In his current role, Marc has built a finance team that works hand-in-hand with business partners across the company to grow our business. I’m excited about the opportunity for Marc to take on broader responsibility as our company’s chief financial officer.”

Joseph R. Dewhirst will become Corporate Treasurer, succeeding de Molina. Dewhirst, 52, is currently Financial Senior Vice President and Treasurer of FleetBoston Financial Corporation, which is merging with Bank of America. Dewhirst, who has worked at Fleet since 1982, will report to Oken.

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small businesses and large corporations and institutions with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience for consumers in the United States, serving 1 in 3 American households. Bank of America Corporation stock (ticker: BAC) is listed on the New York Stock Exchange.

www.bankofamerica.com

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